UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2024

SIENTRA, INC.

(Exact name of registrants as specified in its charters)

Delaware	001-36709	20-5551000
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3333 Michelson Drive, Suite 650 Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

805-562-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SIEN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.03 Bankruptcy or Receivership.

Voluntary Petitions for Bankruptcy

On February 12, 2024 (the “Petition Date”), Sientra, Inc. (“Sientra” or the “Company”) and certain of its direct and indirect subsidiaries (together with the Company, the “Company Parties”) filed voluntary petitions to commence proceedings under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Company Parties have requested that the Chapter 11 Cases be jointly administered under the caption In re Sientra, Inc., et al.

The Company Parties continue to operate their business as “debtors in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Company Parties filed with the Bankruptcy Court certain motions seeking a variety of customary “first day” relief, including authority to pay employee wages and benefits, to pay vendors and suppliers for goods and services provided after the Petition Date and to pay certain amounts to vendors and suppliers for goods and services provided before the Petition Date, and to continue honoring insurance and tax obligations as they come due. In addition, the Company filed with the Bankruptcy Court a motion seeking approval of certain procedures relating to the marketing and auction (if necessary) of all or some of the Company’s assets and a motion (the “DIP Motion”) seeking approval of the Company’s entry into debtor-in-possession financing arrangements on the terms and conditions set forth in the DIP Credit Agreement (as defined and described below).

Additional information about the Chapter 11 Cases, including access to Bankruptcy Court documents, is available online at https://dm.epiq11.com/Sientra, a website administered by Epiq Corporate Restructuring, LLC, a third-party bankruptcy claims and noticing agent. The documents and other information on this web site are not part of this Current Report on Form 8-K and shall not be deemed incorporated by reference herein.

DIP Credit Agreement

Subject to the approval of the Bankruptcy Court, the Company, as borrower (the “DIP Borrower”), and certain of the Company’s direct and indirect debtor-subsidiaries, as guarantors (together with the DIP Borrower, the “DIP Loan Parties”), expect to enter into that certain multi-draw senior secured super-priority priming term loan debtor-in-possession credit agreement and guaranty (the “DIP Credit Agreement”), with the Lenders from time to time party thereto (the “DIP Lenders”), and Deerfield Partners L.P., as agent for the DIP Lenders (the “DIP Agent”), on the terms and conditions set forth therein. Capitalized terms used but not otherwise defined in this “DIP Credit Agreement” section of this Current Report shall have the meanings given to them elsewhere in this Current Report on Form 8-K (or, if not defined herein, in the DIP Credit Agreement). Pursuant to the DIP Credit Agreement, the DIP Agent and the DIP Lenders have agreed, upon the terms and conditions set forth therein, to make available to the DIP Borrower a multi-draw senior secured super-priority priming term loan debtor-in-possession credit facility in the aggregate principal amount of $90 million, consisting of (i) a $22.5 million of “new money” term loans (the “New Money Loans”), and (ii) an amount of “roll-up” term loans in an aggregate amount of up to $67.5 million comprising a portion of the aggregate principal amount of the Prepetition First Lien Term Loan Agreement as of the Closing Date (the “Roll-Up Loans,” and, together with the New Money Loans, the “DIP Facility”). The DIP Facility bears interest at a rate of SOFR plus 7% per annum to be paid monthly in cash on New Money Loans and in-kind on Roll-Up Loans, subject to a 2% default rate step up.

The proceeds of the borrowings under the DIP Facility will be used (i) for working capital and general corporate purposes, (ii) to fund the Chapter 11 Cases, including the sale of substantially all assets and the Agreed Wind-Down Budget, (iii) to fund the payment of interest, fees, costs, and expenses related to the DIP Facility, including the reasonable and documented fees and expenses of certain professionals of the DIP Agent and the DIP Lenders in accordance with the DIP Credit Agreement and (iv) any other purpose set forth in the Approved Budget. The DIP Loan Parties’ obligations under the DIP Credit Agreement will be secured by liens and security interests in all assets and properties of the DIP Loan Parties, subject to certain exceptions.

A 4.00% upfront fee is payable on the New Money Loans. The maturity date of the DIP Facility is earliest of (i) the effective date of any Chapter 11 Plan for the reorganization of any of the DIP Loan Parties, (ii) July 11, 2024, (iii) the date of prepayment in cash in full by the DIP Loan Parties of all obligations and the termination of all of the commitments in accordance with the terms of the DIP Credit Agreement and (iv) the date that all loans become due and payable in accordance with the terms of the DIP Facility, including due to acceleration. The DIP Facility is subject to a termination fee of 5% upon, among other things, prepayment prior to the maturity date.

The DIP Credit Agreement contains milestones for the progress of the Chapter 11 Cases (the “Milestones”), which include the dates by which the Company Parties are required to, among other things, (i) consummate the sale of all or substantially all of the Company Parties’ assets within 60 days of the Petition Date and (ii) obtain an effective date of a Chapter 11 plan within 90 days of the Petition Date.

The DIP Credit Agreement includes customary negative covenants for debtor-in-possession loan agreements of this type, including covenants limiting the DIP Borrower and its restricted subsidiaries’ ability to, among other things, incur additional indebtedness, create liens on assets, make restricted payments, investments, loans, advances or guarantees, engage in mergers, consolidations, sales of assets and acquisitions, engage in transactions with affiliates, pay subsidiary dividends and distributions and make changes to material contracts or deposit accounts, in each case subject to customary exceptions for debtor-in-possession loan agreements of this type. The DIP Credit Agreement also includes representations and warranties, mandatory prepayments, affirmative covenants and events of default customary for financings of this type. Events of Default pursuant to the DIP Credit Agreement include, among other things: (i) violation of the interim order or final order of the Bankruptcy Court related to the DIP Facility (the “DIP Orders”); (ii) dismissal of the Company Parties’ Chapter 11 Cases; (iii) amendment of the DIP Orders in a manner adverse to DIP Lenders; (iv) filing a plan of reorganization that does not propose to repay the DIP Facility in full; (v) entry of a Bankruptcy Court order permitting any administrative expense or claim to have priority equal or superior to the DIP Facility (except for Permitted Liens); (vi) entry of a Bankruptcy Court order granting a lien that is equal or senior in priority to liens securing the DIP Facility (except for Permitted Liens); (vii) the Bankruptcy Court entry of an order lifting the stay as to a material asset (other than with the consent of the DIP Lenders, and (viii) failure to satisfy the Milestones;

The foregoing description of the DIP Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the DIP Credit Agreement, a substantially final form of which is attached to this Current Report as Exhibit 10.1 and is incorporated herein by reference.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Chapter 11 Cases constitutes an event of default that accelerated obligations under that certain Amended and Restated Facility Agreement, dated as of October 12, 2022 (as so amended and restated, and as the same may be further amended, modified, restated or otherwise supplemented from time to time from time to time, including as temporarily amended by the temporary waivers, dated as of October 30, 2023, January 15, 2024 and January 28, 2024) by and among the Company, certain of the Company’s subsidiaries from time to time party thereto as guarantors and the agent (at the direction of the lenders party thereto) (the “Prepetition First Lien Term Loan Agreement”).

As of the Petition Date, the Company had approximately $71,780,000 outstanding borrowings under the Prepetition First Lien Loan Agreement.

The Prepetition First Lien Term Loan Agreement provides that, as a result of the Chapter 11 Cases, the principal and interest and certain other amounts (to the extent applicable) due thereunder shall be immediately due and payable. Any efforts to enforce such payment obligations under the Prepetition Term Loan Agreement against the Company Parties are automatically stayed as a result of the Chapter 11 Cases, and the creditors’ rights of enforcement in respect of the Debt Instruments are subject to the applicable provisions of the Bankruptcy Code.

Item 7.01 Regulation FD Disclosure.

Press Release

On February 12, 2024, the Company issued a press release announcing the filing of the Chapter 11 Cases. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events.

Cautionary Note Regarding the Company’s Securities

The Company cautions that trading in its securities during the pendency of the Chapter 11 Cases is highly speculative and poses substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders of the Company’s securities in the Chapter 11 Cases. In particular, the Company expects that its equity holders could experience a significant or complete loss on their investment, depending on the outcome of the Chapter 11 Cases.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” related to future events. Forward-looking statements contain words such as “expect,” “anticipate,” “could,” “should,” “intend,” “plan,” “believe,” “seek,” “see,” “may,” “will,” “would” or “target.” Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates. These statements are subject to significant risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements, including risks and uncertainties regarding: the Company’s ability to obtain court approval from the Bankruptcy Court with respect to motions or other requests made to the Bankruptcy Court throughout the course of the Chapter 11 Cases, including with respect to any final orders relating to the DIP Credit Agreement; the Company’s ability to access the full amount available under the DIP Credit Agreement which requires the satisfaction of certain conditions that may not be satisfied for various reasons, including for reasons outside of the Company’s control; the ability of the Company to negotiate, develop, confirm and consummate a sale of all or substantially all of the Company Parties’ assets; the effects of the Chapter 11 Cases, including increased legal and other professional costs necessary to execute the sale of all or substantially all of the Company Parties’ assets, on the Company’s liquidity (including the availability of operating capital during the pendency of the Chapter 11 Cases), results of operations or business prospects; the effects of the Chapter 11 Cases on the interests of various constituents; the length of time that the Company will operate under Chapter 11 protection; risks associated with third-party motions in the Chapter 11 Cases; Bankruptcy Court rulings in the Chapter 11 Cases and the outcome of the Chapter 11 Cases in general; the Company’s ability to maintain listing of its common stock on the Nasdaq Stock Market, LLC; general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels; the Company’s ability to attract, motivate and retain key executives and other associates; the impact of cost reduction initiatives; the Company’s ability to generate or maintain liquidity and legal and regulatory proceedings. Forward-looking statements are also subject to the risk factors and cautionary language described from time to time in the reports the Company files with the SEC, including those in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2022 and any updates thereto in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These risks and uncertainties may cause actual future results to be materially different than those expressed in such forward-looking statements. Sientra has no obligation to update or revise these forward-looking statements and does not undertake to do so.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Numbers	Description
10.1*	Multi-Draw Senior Secured Super-Priority Priming Debtor-In-Possession Credit Agreement, by and among Sientra, Inc., the other loan parties thereto and Deerfield Partners L.P.
99.1	Press Release, dated February 13, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	In accordance with Item 601(a)(5) of Regulation S-K, certain schedules or similar attachments to this exhibit have been omitted from this filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 13, 2024	SIENTRA, INC.

	By:	/s/ Ronald Menezes
Ronald Menezes
President and Chief Executive Officer